Nelnet Reports Third Quarter 2016 Results

•	GAAP net income $1.98 per share, $1.36 per share excluding adjustments

•	10 percent increase in student loan servicing volume to more than $193 billion in loans

•	9 percent increase in tuition payment processing and campus commerce revenue

•	Board of Directors increases quarterly dividend to $0.14 per share

LINCOLN, Neb., November 9, 2016-Nelnet (NYSE: NNI) today reported GAAP net income of $84.3 million, or $1.98 per share, for the third quarter of 2016, compared with GAAP net income of $49.0 million, or $1.09 per share, for the same period a year ago.

Net income, excluding derivative market value and foreign currency adjustments, was $58.1 million, or $1.36 per share, for the third quarter of 2016, compared with $64.3 million, or $1.43 per share, for the same period in 2015. For additional information on these non-GAAP metrics, including reconciliations to GAAP net income, see "Non-GAAP Performance Measures" below.

In the third quarter of 2016, the company revised its methodology used to amortize premiums and accrete discounts on its student loan portfolio. Under the revised policy, during the third quarter of 2016, the company recorded an adjustment to correct the net impact on prior periods that resulted in an $8.2 million reduction to the company's net loan discount balance and a corresponding increase in interest income (a $5.2 million after tax, or $0.12 per share, increase to net income), which increased earnings per share from $1.24 to $1.36.

“For the third quarter, we reported solid revenue growth from our payment processing and student loan servicing businesses,” said Jeff Noordhoek, Chief Executive Officer of Nelnet. “In addition, we were able to invest capital for the future in ALLO’s fiber optic network, as well as repurchase shares and increase our dividend.”

During the third quarter of 2016, Nelnet operated four primary business segments, earning interest income on student loans in its Asset Generation and Management segment, and fee-based revenue in its Student Loan and Guaranty Servicing, Tuition Payment Processing and Campus Commerce, and Communications segments.

Asset Generation and Management

For the third quarter of 2016, Nelnet reported net interest income of $99.8 million, compared with $112.0 million for the same period a year ago. Net interest income included $41.5 million and $53.7 million of fixed rate floor income in the third quarter of 2016 and 2015, respectively. In addition, the company's average balance of student loans decreased to $26.4 billion for the third quarter of 2016, compared with $29.1 billion for the same period in 2015. As a result of a widening in the basis between the indices in which the company earns interest on its loans and funds such loans and a decrease in fixed rate floor income as a result of an increase in interest rates, core student loan spread decreased to 1.26 percent for the third quarter of 2016, compared with 1.45 percent for the same period in 2015.

Student Loan and Guaranty Servicing

Revenue from the Student Loan and Guaranty Servicing segment was $54.4 million for the third quarter of 2016, compared with $61.5 million for the same period in 2015.

During the third quarter of 2016, the company had no guaranty servicing and collection revenue. The company's guaranty servicing and collection revenue previously came from two guaranty servicing clients. The contract with one client expired on October 31, 2015. Revenue from this client for the third quarter of 2015 was $11.6 million. The other client exited the guaranty business at the end of its contract term on June 30, 2016. Revenue from this client was $4.1 million for the third quarter of 2015.

As of September 30, 2016, the company was servicing $161.7 billion of loans for the U.S. Department of Education (Department), compared with $146.7 billion of loans as of September 30, 2015. Revenue from this contract increased 21 percent to $40.2 million for the third quarter of 2016, up from $33.2 million for the same period a year ago. The growth in the government servicing revenue partially offset the decrease in the company's guaranty servicing and collection revenue.

In April 2016, the Department's Office of Federal Student Aid released information regarding a new contract procurement process for the Department to acquire a single servicing platform to support the management of federal student financial aid, including the servicing of all student loans owned by the Department.  The contract solicitation process is divided into two phases.

On May 6, 2016, the company and Great Lakes Educational Loan Services, Inc. (Great Lakes) submitted a joint response to Phase I as part of a newly created joint venture to respond to the contract solicitation process and to provide services under the new contract if awarded the contract by the Department. The joint venture will operate as a new legal entity called GreatNet Solutions, LLC (GreatNet). The company and Great Lakes each own 50 percent of the ownership interests of GreatNet. In addition to the company, Great Lakes is one of four private sector companies (referred to as Title IV Additional Servicers, or TIVAS) that currently has a student loan servicing contract with the Department to provide servicing for loans owned by the Department. On June 30, 2016, the Department announced that GreatNet and two other entities were selected to respond to Phase II of the procurement selection process. On October 26, 2016, the Department released the Phase II solicitation for its new single servicer contract. Responses for Phase II are due December 12, 2016. The Department anticipates the servicing system contract will be awarded by February 2017.

Tuition Payment Processing and Campus Commerce

For the third quarter of 2016, revenue from the Tuition Payment Processing and Campus Commerce segment was $33.1 million, an increase of $2.6 million, or 9 percent, from the same period in 2015. The increase in revenue was primarily driven by growth in managed tuition payment plans, transaction and payments volume, and new school customers. This operating segment serves 10 million students and families at almost 12,700 K-12 schools and 800 colleges and universities.

Communications

In March 2016, ALLO Communications began the build-out of its fiber optic network in Lincoln, Nebraska, resulting in year to date capital expenditures of $24.6 million, including $12.6 million for the third quarter of 2016. The company currently plans to spend approximately $50 million total in network capital expenditures during 2016, and anticipates total capital expenditures of approximately $90 million in 2017, subject to change based on customer demand for ALLO's services.

For the third quarter of 2016, ALLO recognized a net loss of $2.2 million. The company anticipates this operating segment will be dilutive to consolidated earnings as it continues to build its network in Lincoln, Nebraska, due to large upfront capital expenditures and associated depreciation and upfront customer acquisition costs. ALLO's management uses earnings before interest, income taxes, depreciation, and amortization (EBITDA) to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. For the third quarter of 2016, ALLO had negative EBITDA of $1.6 million. For additional information on this non-GAAP metric, including a reconciliation to ALLO's GAAP net loss, see "Non-GAAP Performance Measures" below.

Liquidity and Capital Activities

For the nine months ended September 30, 2016, the company generated $258.8 million in net cash provided by operating activities. In addition, as of September 30, 2016 the company had $67.2 million in cash and cash equivalents and a portfolio of available-for-sale and trading investments, consisting primarily of student loan asset-backed securities, with a fair value of $112.6 million.

The company intends to use its liquidity position to capitalize on market opportunities, including student loan acquisitions, strategic acquisitions and investments, expansion of ALLO's telecommunications network, and capital management initiatives such as stock repurchases and dividend distributions. The timing and size of these opportunities will vary and will have a direct impact on the company's cash and investment balances.

During the three months ended September 30, 2016, the company repurchased a total of 201,551 shares of Class A common stock for $7.7 million, or $38.08 per share. During the period October 1, 2016 through November 9, 2016, the Company repurchased an additional 212,994 shares of its Class A common stock for $8.4 million, or $39.48 per share. During the period January 1, 2016 through November 9, 2016, the Company has repurchased a total of 2,025,586 shares of its Class A common stock for $68.5 million, or $33.84 per share.

The company paid cash dividends of $5.1 million, or $0.12 per share, during the three months ended September 30, 2016.

Board Declares Dividend

The Nelnet Board of Directors declared a fourth quarter cash dividend on the company's outstanding shares of Class A common stock and Class B common stock of $0.14 per share. The dividend will be paid on Thursday, December 15, 2016, to shareholders of record at the close of business on Thursday, December 1, 2016.

Non-GAAP Performance Measures

A reconciliation of the company's GAAP net income to net income, excluding derivative market value and foreign currency adjustments, is provided below.

	Three months ended September 30,
	2016	2015
	(dollars in thousands, except share data)
GAAP net income attributable to Nelnet, Inc.	$84,294	48,955
Derivative market value and foreign currency adjustments	(42,262)	24,780
Tax effect	16,060	(9,416)
Net income, excluding derivative market value and foreign currency adjustments	$58,092	64,319

Earnings per share:
GAAP net income attributable to Nelnet, Inc.	$1.98	1.09
Derivative market value and foreign currency adjustments	(0.99)	0.55
Tax effect	0.37	(0.21)
Net income, excluding derivative market value and foreign currency adjustments	$1.36	1.43

The company provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results and performance, including specifically, the impact of unrealized gains and losses resulting from changes in fair values of derivative instruments that do not qualify for “hedge treatment” under GAAP and foreign currency transaction gains or losses resulting from the re-measurement of the company's Euro-denominated bonds to U.S. dollars. The company believes these point-in-time estimates of asset and liability values related to these financial instruments that are subject to interest and currency rate fluctuations are subject to volatility mostly due to timing and market factors beyond the control of management, and affect the period-to-period comparability of the results of operations. Accordingly, the company's management utilizes operating results excluding these items for comparability purposes when making decisions regarding the company's performance and in presentations with credit rating agencies, lenders, and investors. Consequently, the company reports this non-GAAP information because the company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance. The tax effects of the derivative market value and foreign currency adjustments are calculated by multiplying those adjustments by the applicable statutory income tax rate.

A reconciliation of ALLO's GAAP net loss to earnings (loss) before net interest expense, income taxes, depreciation, and amortization (EBITDA), is provided below.

Three months ended September 30, 2016
(dollars in thousands)

Net loss	$(2,194)
Net interest expense	318
Income tax benefit	(1,344)
Depreciation and amortization	1,630
Earnings (loss) before interest expense, income taxes, depreciation, and amortization (EBITDA)	$(1,590)

EBITDA is a supplemental non-GAAP performance measure that is frequently used in capital-intensive industries such as telecommunications. ALLO's management uses EBITDA to compare ALLO's performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. EBITDA excludes interest expense and income taxes because these items are associated with a company's particular capitalization and tax structures. EBITDA also excludes depreciation and amortization expense because these non-cash expenses primarily reflect the impact of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods, which may be evaluated through cash flow measures. The company reports EBITDA for ALLO because the company believes that it provides useful additional information for investors regarding a key metric used by management to assess ALLO's performance, and it provides supplemental information about ALLO's operating performance on a more variable cost basis. There are limitations to using EBITDA as a performance measure, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from ALLO's calculations. In addition, EBITDA should not be considered a substitute for other measures of financial performance, such as net income or any other performance measures derived in accordance with GAAP.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of federal securities laws. These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks and uncertainties that may cause actual results or performance to differ materially from those expressed or implied by the forward-looking statements. Such risks include, but are not limited to: risks related to the company's student loan portfolio, such as interest rate basis and repricing risk; the use of derivatives to manage exposure to interest rate fluctuations; the uncertain nature of expected benefits from FFELP and private education loan purchases and initiatives to purchase additional FFELP and private education loans; financing and liquidity risks, including risks of changes in the securitization and other financing markets for student loans; risks related to adverse changes in the company's volumes under the company’s loan servicing contract with the Department to service federally owned student loans; risks related to the Department's initiative to procure a new contract for federal student loan servicing to acquire a single servicing solution to service all loans owned by the Department, including the risk that the Company's joint venture with Great Lakes may not be awarded the contract; changes in the educational credit and services marketplace resulting from changes in applicable laws, regulations, and government programs and budgets; the uncertain nature of the expected benefits from the acquisition of ALLO and the ability to successfully integrate its communications operations and successfully expand its fiber network in existing service areas and additional communities; risks and uncertainties related to initiatives to pursue additional strategic investments and acquisitions, including investments and acquisitions that are intended to diversify the company both within and outside of its historical core education-related businesses; and changes in general economic and credit market conditions.

For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission, including the cautionary information about forward-looking statements contained in the company's supplemental financial information for the third quarter ended September 30, 2016. All forward-looking statements in this release are as of the date of this release. Although the company may voluntarily update or revise its forward-looking statements from time to time to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by securities laws.

Consolidated Statements of Income
(Dollars in thousands, except share data)
(unaudited)

	Three months ended			Nine months ended
	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Interest income:
Loan interest	$193,721	184,067	187,701	567,775	535,480
Investment interest	2,460	2,185	1,456	6,674	5,548
Total interest income	196,181	186,252	189,157	574,449	541,028
Interest expense:
Interest on bonds and notes payable	96,386	94,052	77,164	280,847	221,344
Net interest income	99,795	92,200	111,993	293,602	319,684
Less provision for loan losses	6,000	2,000	3,000	10,500	7,150
Net interest income after provision for loan losses	93,795	90,200	108,993	283,102	312,534
Other income:
Loan and guaranty servicing revenue	54,350	54,402	61,520	161,082	183,164
Tuition payment processing, school information, and campus commerce revenue	33,071	30,483	30,439	102,211	92,805
Communications revenue	4,343	4,478	—	13,167	—
Enrollment services revenue	—	—	13,741	4,326	39,794
Other income	15,150	9,765	12,282	38,711	35,675
Gain on sale of loans and debt repurchases	2,160	—	597	2,260	4,987
Derivative market value and foreign currency adjustments, net	42,262	(35,207)	(24,780)	(15,099)	(10,699)
Derivative settlements, net	(6,261)	(5,495)	(5,878)	(18,292)	(16,535)
Total other income	145,075	58,426	87,921	288,366	329,191
Operating expenses:
Salaries and benefits	63,743	60,923	63,215	187,907	183,052
Depreciation and amortization	8,994	8,183	6,977	24,817	19,140
Loan servicing fees	5,880	7,216	7,793	20,024	22,829
Cost to provide communications services	1,784	1,681	—	5,169	—
Cost to provide enrollment services	—	—	11,349	3,623	32,543
Other expenses	26,391	29,409	31,604	84,174	94,430
Total operating expenses	106,792	107,412	120,938	325,714	351,994
Income before income taxes	132,078	41,214	75,976	245,754	289,731
Income tax expense	47,715	15,036	26,999	87,184	104,985
Net income	84,363	26,178	48,977	158,570	184,746
Net income attributable to noncontrolling interests	69	28	22	165	117
Net income attributable to Nelnet, Inc.	$84,294	26,150	48,955	158,405	184,629
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$1.98	0.61	1.09	3.70	4.03
Weighted average common shares outstanding - basic and diluted	42,642,213	42,635,700	45,047,777	42,788,133	45,763,443

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	As of	As of	As of
	September 30, 2016	December 31, 2015	September 30, 2015
Assets:
Student loans receivable, net	$25,615,434	28,324,552	28,954,280
Cash, cash equivalents, investments, and notes receivable	324,682	367,210	350,508
Restricted cash and investments	964,379	977,395	995,360
Goodwill and intangible assets, net	198,276	197,062	161,586
Other assets	566,840	552,925	583,661
Total assets	$27,669,611	30,419,144	31,045,395
Liabilities:
Bonds and notes payable	$25,320,878	28,105,921	28,757,954
Other liabilities	367,637	421,065	452,042
Total liabilities	25,688,515	28,526,986	29,209,996
Equity:
Total Nelnet, Inc. shareholders' equity	1,972,085	1,884,432	1,835,153
Noncontrolling interests	9,011	7,726	246
Total equity	1,981,096	1,892,158	1,835,399
Total liabilities and equity	$27,669,611	30,419,144	31,045,395
Contacts:
Media, Ben Kiser, 402.458.3024, or Investors, Phil Morgan, 402.458.3038, both of Nelnet, Inc.